Exhibit 10.1

AMENDMENT

TO

EMPLOYMENT AGREEMENT

THIS AMENDMENT, dated as of May 17, 2011, between SunGard Data Systems Inc., a Delaware corporation (the “Company”), and Robert Woods (“Executive”).

WHEREAS, the Company and Executive previously entered into an Employment Agreement, dated as of January 1, 2010, (the “Employment Agreement”) that sets forth the terms and conditions of Executive’s employment with the Company;

WHEREAS, the Company and Executive desire to amend the Employment Agreement to provide for certain severance benefits if the Executive’s employment with the Company terminates on account of the Executive’s “Resignation for Good Reason,” which will cease to be conditioned on the occurrence of a Potential Change of Control or a Change of Control (each as defined in the Employment Agreement); and

WHEREAS, pursuant to Section 12(a) of the Employment Agreement, the Employment Agreement may be amended pursuant to a written amendment approved by the Chief Executive Officer of the Company and executed by a duly authorized officer of the Company and Executive.

NOW, THEREFORE, the Company and Executive hereby agree that, effective as of the date of this Amendment, the Employment Agreement shall be amended as follows:

1. Section 2.1 of the Employment Agreement is hereby amended in its entirety to read as follows:

“2.1 Termination without Cause or Resignation for Good Reason. The Company may terminate Executive’s employment with the Company at any time without Cause (as defined in Section 3) (in which case the Employment Term shall be deemed to have ended) upon not less than 60 days’ prior written notice pursuant to Section 11 to Executive; provided, however, that, in the event that such notice is given, Executive shall be allowed to seek other employment, to the extent such other employment is consistent with Executive’s obligations under Section 5. In addition, Executive may resign from his employment with the Company on account of a Resignation for Good Reason (as defined in Section 3) (in which case the Employment Term shall be deemed to have ended), with such resignation to become effective no later than the day immediately following the ninetieth (90th) day following the initial occurrence of the event constituting a Resignation for Good Reason.”

2. The heading for Section 2.2 of the Employment Agreement is hereby amended in its entirety to read as follows:

“2.2 Benefits Payable upon Termination without Cause or Resignation for Good Reason.”

3. Section 2.2(b) of the Employment Agreement is hereby amended in its entirety to read as follows:

“(b) Payment of the lump sum benefits described in this subsection (a) above shall be made on the 60th day after Executive’s Termination Date, subject to Executive’s execution of, and nonrevocation of, an effective Release.”

4. Section 2.3 of the Employment Agreement is hereby amended to add the following sentence to the end thereof:

“Notwithstanding the foregoing, this Section 2.3 shall not apply if Executive terminates his employment on account of a Resignation for Good Reason.”

5. Section 3(g) of the Employment Agreement is hereby amended in its entirety to read as follows:

“(g) “Resignation for Good Reason” means, without Executive’s express prior written consent, the occurrence of any of the following: (1) a significant reduction in the Executive’s base salary or level of benefits to which the Executive is entitled, other than by such reduction or change that is part of and consistent with a general reduction or change applicable to all executive officers of the Company unrelated to a Change of Control; (2) a change in the Executive’s positions, titles, offices or responsibilities that constitutes a material and adverse change from the Executive’s positions, titles, offices or responsibilities as in effect immediately before such change, provided, however, that a material and adverse change in Executive’s positions, titles, offices or responsibilities shall not be deemed to have occurred solely as a result of a spin-off of the availability services business of the Company (the “AS Business”), the sale of some or all of the assets of the AS Business or an initial public offering relating to the stock of any member of the SunGard Group; (3) a material change in the geographic location at which Executive must perform services, provided that normal business travel occasioned by Executive’s position shall not be deemed a material change in geographic location; or (4) the Company’s material breach of this Agreement, including, but not limited to, the failure by the Company to obtain, before a Change of Control occurs, an agreement in writing from any Successors and Assigns, to assume and agree to perform this Agreement; provided that within sixty (60) days following the first occurrence of any such event or condition, the Executive shall have given Notice of Termination to the Company and the Company shall not have fully corrected the event or condition within thirty (30) days after such Notice of Termination is given. Termination of the Executive’s employment by the Company for Cause, by the Executive other than for Resignation for Good Reason or as a result of the Executive’s death or Disability shall not be deemed to constitute or result in Resignation for Good Reason.”

6. Clause (ii) of the second sentence of Section 4 of the Employment Agreement is hereby amended in its entirety to read as follows:

“(ii) briefly summarize the facts and circumstances deemed to provide a basis for a termination of employment if for Cause or Resignation for Good Reason,”

7. The individual signing below on behalf of the Company is a duly authorized officer of the Company who has the authority to enter into this Amendment on behalf of the Company.

8. In all respects not modified by this Amendment, the Employment Agreement is hereby ratified and confirmed.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company and Executive agree to the terms of the foregoing Amendment, effective as of the date set forth above.

SUNGARD DATA SYSTEMS INC.

By:	/s/ Cristóbal Conde
Name: Cristóbal Conde
Title: Chief Executive Officer

Date: May 17, 2011

EXECUTIVE

/s/ Robert Woods
Name: Robert Woods
Title: Chief Financial Officer
SunGard Data Systems Inc.

Date: May 17, 2011

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